UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Ambac Sends Letter to Stockholders
NEW YORK, NY, April 18, 2016 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac"), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, today released the following letter to stockholders from Ambac’s Board updating them on important matters related to the 2016 annual meeting of stockholders.
Included below is the text of the stockholder letter, which can be found at http://ambacforshareholders.com.
April 18, 2016
Dear Fellow Ambac Stockholder:
In the coming weeks, you will be receiving our proxy materials, including a proxy statement and white proxy card, for the 2016 annual meeting of Ambac stockholders. We are seeking your vote in favor of our strong, stockholder-focused Board of Directors, which includes two new, independent and highly qualified directors who were appointed to the Board following substantial engagement with many of our stockholders.
There are four key points every stockholder should know:

•	Since emerging from bankruptcy in 2013, the Board and management team’s execution of Ambac’s strategy has delivered strong results and derisked our business.

•	Ambac has continually engaged with our stockholders, has enhanced our Board of Directors and meaningfully strengthened our relationship with our primary regulator.

•	All of Ambac’s nominees for election at the annual meeting are already supported by stockholders representing more than 20% of our outstanding shares.

•
Canyon Capital Advisors, from which you may receive solicitation materials, has a credit position in Ambac that is more than 10 times larger than its shareholdings and, we believe, is focused on expeditiously monetizing the value of its credit holdings through a liquidation strategy, not on creating value for all stockholders.

Since emerging from bankruptcy in 2013, Ambac has made tremendous advances marked by disciplined and accretive asset-liability management, increasing earnings and the derisking of our business. Our adjusted book value1 per share has grown from -$7.23 to $24.78, our book value has increased by more than five times and we have delivered operating earnings2 of $2.5 billion and net income of $1.5 billion. In 2015 alone we generated $1.2 billion of operating earnings and $493.4 million of net income, a 71% and 2% increase over 2014, respectively.
AAC’s claims paying ratio3, a measure of our financial leverage, has improved from 26:1 at the end of 2014 to 19:1 at the end of 2015. We have also enhanced our Board and meaningfully strengthened our relationship with our primary regulator, the Wisconsin Office of the Commissioner of Insurance (“OCI”).
You may also receive proxy materials from Canyon Capital Advisors (“Canyon”), a credit-focused hedge fund that has debt positions in securities issued or insured by AAC that are more than ten 10 times larger than that of its Ambac stock holdings. Canyon has been pursuing a campaign to try to force the Company to accelerate payments on the debt owned by Canyon to advance its short-term self-interest.

Adjusted book value is a non-GAAP financial measure of financial position that excludes (or includes) amounts that are included in (or excluded from) Total Ambac Financial Group, Inc. stockholders’ equity which is presented in accordance with GAAP. A reconciliation to Ambac Financial Group, Inc. stockholders’ equity, as reported under GAAP, is available at the end of this document and our Annual Report on Form 10-K filed with the SEC ("our 10-K").

Operating Earnings is a non-GAAP financial measure that excludes (or includes) amounts that are included in (or excluded from) net income attributable to common shareholders which is presented in accordance with GAAP. A reconciliation to net income attributable to common shareholders, as reported under GAAP, is available at the end of this document and in our “10-K”.

Total claims-paying ratio is net financial guarantees in force divided by total claims-paying resources. Total claims-paying resources quantifies total resources available to pay claims, including guarantees on subsidiary obligations.

Its campaign has included personal attacks and, most recently, a proxy fight to replace Ambac’s independent Chairman, Jeffrey S. Stein. As discussed below, we believe Canyon’s attacks on Mr. Stein are misguided and fail to recognize the breadth of his accomplishments in his tenure as Chairman and the unique business, regulatory and governance challenges he has addressed and helped overcome while leading Ambac.
This is an important time for Ambac. Our financial position has strengthened, we have realized favorable results from our Residential Mortgage Backed Securities (“RMBS”) lawsuits, operating efficiencies have increased, and adjusted book value and operating earnings have grown. We have opportunities to further derisk our portfolio and create value. Our Board has remained steadfast in its focus on risk management. And, in consultation with our stockholders and under the strong stewardship of our Chairman, Mr. Stein, we have appointed new directors to our Board to meet our next set of challenges and opportunities.
We appreciate the support that our stockholders have provided to our team — including the holders of over 20% of our shares that have already publicly backed Mr. Stein and the Board — and rejected Canyon’s agenda.
Ultimately, this is your Company. Your vote. Your decision. The purpose of this letter is to equip you with the facts necessary to reach the decision that you feel is best for your Company.
Ambac’s Strategy and Results
When Mr. Stein and Nader Tavakoli, our President and CEO, became involved with Ambac in 2012, the Company was embroiled in bankruptcy. The Company’s viability was far from certain. Since that time, a remarkable turnaround has occurred: Ambac has reduced its risk book by 45%, its equity value has increased by 137%4, and its credit quality has improved materially, as measured by the trading value of its benchmark surplus notes which have increased by 67%.
The Company has delivered strong operational and financial results, while maintaining its focus on risk and regulatory issues:

•
Executed on our goal of improving our relationship with the OCI, as demonstrated by the recent replacement of the former full-time, on-site Special Deputy Commissioner for the Segregated Account of AAC with a part-time, Wisconsin-based Special Deputy Commissioner. This improved relationship allows us to optimize key asset-liability management initiatives including the J.P. Morgan settlement, commutations, and purchases of Ambac-insured securities.

•	Earned more than $2.5 billion in operating income, or $54.73 per fully diluted share, and $1.5 billion in net income, or $31.94 per fully diluted share, since emerging from bankruptcy in 2013.

•
In 2015, produced record operating earnings since emerging from bankruptcy of $1.2 billion, or $25.32 per fully diluted share, a 74% increase over 2014 results, and net income of $493.4 million, or $10.72 per fully diluted share, a 4% increase over 2014 results.

•	Increased our book value per share from $6.38 to $37.41 and our adjusted book value per share from -$7.23 to $24.78 since our emergence from bankruptcy in 2013.

•
Engaged in considerable risk reduction, decreasing our net par exposure by $88 billion, or 45%, since emergence from bankruptcy, and by 25% in 2015 alone, including a 23% reduction in adversely classified credits.

•
Successfully mitigated potential portfolio losses and claims against Ambac through sophisticated capital markets and commutation transactions creating over $3 billion in estimated value for our stockholders through discount capture since their initiation.

•
In early 2016, secured a $995 million cash settlement in our RMBS litigation with J.P. Morgan; this favorable outcome was the direct result of our experienced and strategic approach, which we believe will

Ambac’s stock closed at $16.18 on April 13, 2016, compared to an implied stock price of $6.82 on June 30, 2012 derived from Ambac’s then outstanding debt that was converted into equity at emergence from bankruptcy.

serve us well as we work to bring our significant litigation with Bank of America to a successful conclusion.

•
Proactively confronted the situation in Puerto Rico, one of our most distressed legacy exposures and a continued challenge for the Company that has adversely impacted our stock price[5] Ambac has been actively involved in negotiations and discussions, educating leaders in Washington and San Juan about the perils of Chapter 9 and has made substantial progress in these efforts and believes that our insistence on establishing an independent control board with meaningful authority will be part of any solution for the Commonwealth, as reflected in recent proposed federal legislation.

•
In November 2015, through a Company led initiative and at no cost to Ambac, secured the cancellation of $228.5 million in net par of Puerto Rico Highways and Transportation Authority ("HTA") bonds, that were pledged as collateral to the GDB, equating to approximately $493 million of lifetime principal and interest. This transaction is emblematic of our focused, active, approach to risk and loss mitigation across our portfolio, and with respect to Puerto Rico in particular.

Ambac’s Board and management team are committed to continuing this momentum and maximizing stockholder value and are well positioned to continue delivering results. We believe that Canyon’s campaign to monetize its credit position and expeditiously liquidate the Company is not only purely self-interested and destructive of the strong foundation your Company has built over the last several years, but demonstrates a lack of understanding of Ambac’s business and the prudential manner in which an insurance company must be managed to meet its policy obligations.
Ambac’s Stockholder Engagement and Corporate Governance
Ambac highly values its collaborative relationship with its stockholders. Our management team and Board regularly engage with our investors and are responsive to their feedback.
Our productive engagement with stockholders is demonstrated by the support the holders of more than 20% of our stock have already publicly expressed for our Board and management team and the appointment last month of two new directors:

•
Raging Capital: “[Raging Capital] fully supports the Ambac Board's recommended slate of directors …[and] focus on maximizing stockholder value…[and] hope[s] that Canyon will terminate their unnecessary proxy contest…We are increasingly confident in the future of Ambac thanks to the dedicated focus of the Board and management.”

•
Mark Doyle, President, Sterling Grace Municipal Securities Corp: “We believe the Ambac Board, and Ambac's strong management team, are well positioned to drive value for all of Ambac's stockholders, and that the new directors will contribute to these efforts.”

•
David Marcus, CEO Evermore Global Advisers: “It's time for the Company, which is led by a strong management team, to continue its focus on value creation for the Company and its stockholders. The Board's extensive dialogue with stockholders has led to the appointment of these highly accomplished directors.”

•
James Mai, Chief Investment Officer of Cornwall Capital: “We view the changes at the Board as reflecting the Company's active engagement on corporate governance matters, and look forward to supporting the Company's ongoing efforts to create value for shareholders.”

The two directors appointed to our Board last month, with the support of these stockholders, are independent and highly qualified. David Herzog joined our Board following a long and successful career in insurance as AIG’s Chief Financial Officer. Ian Haft, a Partner with Cornwall Capital, provides stockholder representation on the Board and valuable insight through his significant investing experience. These appointments to our Board followed the additions of two other accomplished and seasoned executives: Alexander D. Greene in 2015 and C. James Prieur in early 2016.

During 2015 Ambac’s stock price exhibited a 90.5% correlation with The Puerto Rico General Obligation (“GO”) Bonds 8% of 2035, which are used as a benchmark for Puerto Rican municipal bonds (source: Bloomberg).

We take corporate governance seriously. Our Board is comprised of top executives with relevant experience. Five out of our six directors are independent, and all of them are highly engaged in their duties on the Ambac Board. None currently serves on more than two other public company boards. We firmly believe that our Board is the proper size to provide a diversity of views and has the right balance of skill sets, experience, and continuity to lead the Company in its efforts to create value for stockholders and maintain our important relationships with the OCI and other constituencies.
Now that we’ve presented our facts, we encourage you to compare them with the issues raised by Canyon.
Canyon’s Conflicted Interests in Ambac
Canyon is both a major Ambac creditor, with holdings in securities issued or insured by AAC worth roughly $373 million6, and an Ambac stockholder, with a stake worth about $36 million7. Canyon’s creditor position includes various claims against our Segregated Account, which Canyon has accumulated at distressed valuations. The Segregated Account was set up in 2010 to house some of AAC’s most troubled exposures and is subject to a court-approved rehabilitation plan wholly governed by the OCI. The OCI retains sole discretion with respect to the payment of these claims. We believe Canyon was fully aware of the terms of payment of these Segregated Account obligations when Canyon accumulated them at steep discounts.
Paying Canyon and similar creditors an above-market premium, too quickly, or in imprudently large amounts, would require the use of liquidity that could undermine the Company’s extremely successful strategy to build value and capital at AAC and ensure that the Company is strongly capitalized to meet the long tailed policy obligations in our insurance portfolio.
Canyon has argued that paying off its debt position immediately is in the best interests of Ambac’s stockholders due to the accretion of interest on surplus notes and deferred policy claims. We strongly disagree. This argument deliberately ignores the obligations of the Company to maintain adequate capital and liquidity to meet its future and long tailed policy obligations when and as they arise, particularly considering that Ambac has substantial policy obligations into the 2020’s, 2030’s and beyond.
The Company’s capital allocation program has been extremely successful and accretive. Notwithstanding our obligation as an insurance company to carry a balance of highly liquid investment grade securities, we have generated returns on our blended investment portfolio over the last several years that have consistently and substantially exceeded the 5.1% interest rate on Canyon’s debt obligations. Since the inception of that program just a few years ago, the strategic deployment of our capital in our own insured obligations, together with our policy commutation activity, has in our estimate created more than $3.0 billion of value through discount capture.
Ambac insures over $100 billion in securities, many of which trade openly and have also been accumulated by hedge funds and other investment firms in the secondary markets. Each of these investors has its own views of how Ambac should be allocating its capital, of course largely depending on its positioning in a particular segment of debt that we have issued or insured. Governance and management of your Company for the best long term interests of our stockholders would be seriously imperiled if we were to yield to the parochial interests of any one of these investors, or groups of investors, irrespective of how aggressively they choose to pursue their agenda. Ambac’s Board and management team is keenly focused on our obligations to our stockholders at large.
Canyon’s Failed Initial Campaign and Current Attempt to Remove Mr. Stein
Canyon originally had attempted to replace half of Ambac’s Board with its own nominees. In the face of stockholder opposition to its campaign, Canyon recently withdrew two of its nominees, and is now seeking to replace our Chairman with one of its handpicked nominees, Frederick Arnold. Mr. Arnold is a director of Lehman Bros. Holdings, the bankruptcy vehicle that is finishing the liquidation of Lehman Brothers. We believe Canyon’s campaign is designed to put in place a person whose most recent and relevant objective has been liquidation — the focus of Canyon’s agenda — and replace Mr. Stein. In our view, replacing Mr. Stein would undermine the

Per March 9, 2016 Canyon Capital DFAN14A filing, Canyon owns $259 million in aggregate of 5.1% Surplus Notes due June 7, 2020 issued by Ambac Assurance Corporation; estimated market value of $284 million and DPO / RMBS claims with an estimated market value of $89 million. Estimated market value based on available pricing and Ambac’s valuation analysis as of April 13, 2016.

Per March 9, 2016 Canyon Capital DFAN14A filing, Canyon owns 2,219,290 shares of common stock at a closing price of $16.18 on April 13, 2016.

leadership of the Board and remove the independent director most responsible for leading the Company to its strong current position and who is best suited to lead the Board going forward.
Canyon’s attacks on Mr. Stein fail to recognize the breadth of his accomplishments in his tenure as Chairman and the unique business, regulatory and governance challenges he has addressed and helped overcome in leading Ambac. Mr. Stein was originally asked to join the Board of the Company as it emerged from bankruptcy because of his experience as an investor in the financial services industry, his understanding of complex capital structures and regulatory regimes, his ability to effectively evaluate capital allocation and risk mitigation strategies and his track record as a director on the boards of other companies. Mr. Stein was selected to be Ambac’s independent Chairman because of his demonstrated ability to develop fundamental positions on important business and strategic issues and to lead the Board’s deliberations on these matters. In addition, Mr. Stein had developed strong relationships with the directors on the boards of both Ambac Financial Group and AAC as well as with the OCI. His deep institutional knowledge of the complex opportunities and challenges facing Ambac, along with his commitment to exemplary corporate governance and protecting stockholder interests, make him the right choice as Ambac’s Chairman.
Canyon, to implement their liquidation strategy, is trying to oust our Chairman in the name of providing more oversight. We believe their argument is specious and yet another attempt to distract from their real agenda. The Ambac Board has added four new, strong, seasoned and independent directors since April 2015 including directors selected in consultation with stockholders. Canyon doesn’t want more oversight - it merely wants to add their own director to the Board to advocate for their own position and oust the Chairman of a Board that has rejected Canyon’s strategy.
It is not surprising that so many of Ambac’s stockholders have rejected Canyon’s creditor and liquidation focused agenda and slate. In addition to stockholders representing more than 20% of our shares committing to support Mr. Stein, the Board and management, another investor, Derek Pilecki of Gator Capital, recently identified the election of our slate, and the defeat of Canyon’s, as a potential catalyst to increase the stock price8. It is also notable that Ambac’s stock declined 4.5% in the two trading days following Canyon’s original announcement of its nominees, when the S&P 500 only declined 0.3%. This reaction contrasts with the usual pattern in which a company’s stock price rises when an activist investor’s stake becomes public, and suggests to us that investors are not supportive of Canyon’s campaign. In our view, stockholder opposition to Canyon’s campaign makes sense, given that it advocates for their parochial interests through accelerated payments and liquidation and does not offer benefits for other investors.
Canyon’s Shift in Direction
Before turning its attention to Mr. Stein, Canyon launched a series of attacks against our CEO and has continued to criticize Mr. Stein’s support for Mr. Tavakoli. This is despite the experience and expertise that Mr. Tavakoli applies to our highly successful asset-liability program and derisking initiatives and the significant operating momentum and financial results that have been achieved under his leadership. Additionally, the work that Mr. Tavakoli, in conjunction with Mr. Stein and the Board, has done to gain the hard won trust and confidence of our primary regulator, the OCI, serves as a poignant repudiation of Canyon’s attacks.
Mr. Tavakoli is exceptionally qualified to serve as our CEO. Mr. Tavakoli has worked in the financial services industry for over 30 years as an executive, investor and attorney focused on complex, highly leveraged capital structures. His extensive experience in investment management, restructurings, litigation management, and highly regulated and complex businesses provide him substantial insight into key issues relevant to Ambac.
For example, the recent successful conclusion of our significant litigation against J.P. Morgan for $995 million was achieved largely because of Mr. Tavakoli’s strategic leadership on the matter, including his work with the OCI, which is actively involved in our RMBS cases, given that the underlying policies were allocated to the Segregated Account. Also, Mr. Tavakoli has been diligently participating in the negotiations and deliberations in Washington and San Juan related to determining the appropriate solutions to alleviate the financial difficulties in Puerto Rico, a jurisdiction to which Ambac has substantial legacy economic exposure. In addition, under his leadership the Company has implemented a focused asset-liability and risk management program that has resulted in a steady increase in book value and adjusted book value - and enhanced the long-term stability of the Company. We

“Ambac: Undervalued Special Situation,” Seeking Alpha, April 6, 2016. Permission to quote neither sought nor obtained.

believe these are important achievements, not just for today, but for the future as we work to rebuild a strong foundation for Ambac.
We believe that Mr. Tavakoli is the right CEO at the right time for Ambac — his performance and our results strongly support that conclusion.
Canyon’s attacks include multiple distortions of Mr. Tavakoli’s compensation, which is tied to specific performance goals, aligned with stockholder interests and within industry norms in terms of total compensation. In fact, Mr. Tavakoli’s 2016 target total direct compensation opportunity is significantly less than the 2015 opportunity for the CEOs of MBIA and Assured Guaranty, our two closest peers. These attacks are further distortions and attempts by Canyon to divert attention from Ambac’s extremely strong performance under Mr. Stein and Mr. Tavakoli’s leadership.
Job One at Ambac is building upon the positive momentum of the past few years and delivering sustainable value to Ambac stockholders. We cannot control the actions of certain funds who do not share the same interests of all Ambac stockholders, but we can present the facts, and our belief that common sense will prevail.
You Decide
Your Board and management team is unwavering in its commitment to create long-term, sustainable value for stockholders. In just the last two years, we’ve had a historic turnaround in terms of Company performance, which was a direct result of the foundation that was laid in 2012. We’ve enhanced our Board as part of our focused corporate governance process and assembled a highly capable and engaged group of directors with qualifications that are well suited to Ambac’s present needs.
We believe Canyon has not offered any strategy for increasing the value of Ambac in a way that would benefit all stockholders. Rather, we believe Canyon’s only “strategy” is liquidating the Company to pay off its claims, to the detriment of stockholders at large. Canyon’s narrow focus was underscored in its own recent attack presentation, which stated that “management should focus on liquidating and returning capital.”9 Moreover, Canyon’s emphasis on liquidation and maximizing creditor recoveries is evidenced by its nominee, who has a history of involvement in such situations. In our view, their campaign to replace Mr. Stein is merely an ill-conceived attempt to carry out their liquidation objectives by undermining the strategy and leadership of the Board.
Please Vote the white proxy card and support Ambac’s slate of directors in order to ensure that we have the opportunity to maintain the forward momentum we have established, continue the successful execution of our business strategy and continue to build sustainable value for all stockholders.
Thank you for your continued support of Ambac Financial Group.
Jeffrey S. Stein
Chairman of the Board
Nader Tavakoli
President and Chief Executive Officer
Alexander D. Greene
Director
Ian D. Haft
Director
David Herzog
Director
C. James Prieur
Director

Canyon Capital presentation issued on March 14, 2016, available at: http://origin-qps.onstreammedia.com/origin/multivu_archive/ENR/343606-ambac-presentation.pdf. Permission to quote neither sought nor obtained.

Important Information
Ambac Financial Group, Inc., ("Ambac") has filed a preliminary proxy statement with the Securities and Exchange Commission ("SEC") in connection with its 2016 Annual Meeting. Prior to the 2016 Annual Meeting, Ambac will file and provide to its stockholders a definitive proxy statement. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com.
Certain Information Regarding Participants
Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's preliminary proxy statement for its 2016 Annual Meeting, which was filed with the SEC on March 30, 2016.  To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2016 preliminary proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement and, to the extent applicable, will be updated in the definitive proxy statement and other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above.
Non-GAAP Financial Data
In addition to reporting Ambac’s quarterly financial results in accordance with GAAP, Ambac reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that Ambac believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for Ambac’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $1,165.1 million, or $25.32 per diluted share, for the year ended December 31, 2015 as compared to operating earnings of $682.6 million, or $14.54 per diluted share for the year ended December 31, 2014.
The following table reconciles net income (loss) attributable to common stockholders to the non-GAAP measure, operating earnings, for the years ended December 31, 2015 and 2014 and eight months ended December 31, 2013, respectively:

	Year Ended		Year Ended		Eight Months Ended
	December 31, 2015		December 31, 2014		December 31, 2013
		Per		Per		Per
		Diluted		Diluted		Diluted
($ in millions, other than per share data)	$ Amount	Share	$ Amount	Share	$ Amount	Share
Net income attributable to common shareholders	$493.4	$10.72	$484.1	$10.31	$505.2	$10.91
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(36.7)	(0.80)	(17.1)	(0.37)	(165.9)	(3.58)
Effect of consolidating financial guarantee VIEs	9.1	0.20	45.0	0.96	223.7	4.83
Insurance intangible amortization	169.6	3.69	151.8	3.24	99.7	2.15
Impairment of Goodwill	514.5	11.18	—	—	—	—
Foreign exchange (gain) loss from remeasurement of premiums receivable and loss and loss adjustment expenses	29.4	0.64	34.9	0.74	(21.0)	(0.45)
Fair value (gain) loss on derivative products from Ambac CVA	(14.2)	(0.31)	(16.1)	(0.34)	46.8	1.01
Operating earnings	$1,165.1	$25.32	$682.6	$14.54	$688.5	$14.87
Weighted-average diluted shares outstanding (in millions)		46.0		46.9		46.3
Adjusted Book Value
Adjusted Book Value was $1,115.8 million, or $24.78 per share, at December 31, 2015, as compared to $337.4 million, or $7.50 per share, at December 31, 2014.
The following table reconciles Total Ambac Financial Group, Inc. stockholders' equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	December 31, 2015		December 31, 2014		June 30, 2013
($ in millions, other than per share data)	$ Amount	Per Share	$ Amount	Per Share	$ Amount	Per Share
Total AFGI Shareholders' Equity	$1,684.8	$37.41	$1,399.1	$31.09	$287.2	$6.38
Adjustments:
Non-credit impairment fair value losses on credit derivatives	19.0	0.42	55.7	1.24	188.5	4.19
Effect of consolidating financial guarantee variable interest entities	(302.8)	(6.72)	(319.1)	(7.09)	(594.4)	(13.21)
Insurance intangible asset	(1,212.1)	(26.91)	(1,410.9)	(31.35)	(2,136.1)	(47.47)
Goodwill	—	—	(514.5)	(11.43)	—	—
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(78.7)	(1.75)	(64.5)	(1.44)	(64.6)	(1.44)
Net unearned premiums and fees in excess of expected losses	1,056.6	23.46	1,402.3	31.16	1,903.0	42.29
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(51.0)	(1.13)	(210.7)	(4.68)	91.0	2.02
Adjusted book value	$1,115.8	$24.78	$337.4	$7.50	$(325.4)	$(7.23)
Shares outstanding (in millions)		45.0		45.0		45.0
Explanation of Non-GAAP Measures
Operating Earnings. Operating Earnings eliminates the impact of certain GAAP accounting requirements and includes certain items that Ambac has realized or expects to realize in the future, but that are not reported under GAAP. Operating earnings is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market's perception of Ambac's CVA, and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services - Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of Variable Interest Entities (“VIEs”) that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac's emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common stockholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC.

•
Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period's foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Elimination of the gains (losses) relating to Ambac's CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market's perception of Ambac's credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value eliminates the impact of certain GAAP accounting requirements and includes the addition of certain items that Ambac has realized or expects to realize in the future, but that are not reported under GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders' equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP Fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac's CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac's emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC.

•
Elimination of the gain relating to Ambac's CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market's perception of Ambac's credit risk and this adjustment only allows for such gain when realized.

•
Addition of the value of the unearned premium revenue on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Elimination of the unrealized gains and losses on Ambac’s investments that are recorded as a component of accumulated other comprehensive income ("AOCI"). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by Ambac based on Ambac’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of non-GAAP measures, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Source: Ambac Financial Group, Inc.